October 23, 2018

Frank Lonegro
Chief Financial Officer
CSX CORP
500 Water Street, 15th Floor
Jacksonville, FL 32202

       Re: CSX CORP
           Form 10-K for the Fiscal Year Ended December 31, 2017
           File No. 001-08022

Dear Mr. Lonegro:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Transportation and Leisure